Exhibit 99.1
Enterprise Products Partners L.P. Announces Pricing of Common Units
News Release
HOUSTON, Jan 07, 2009 (BUSINESS WIRE) — Enterprise Products Partners L.P. (NYSE:EPD) today announced that it has priced a public offering of 9,600,000 common units representing limited partner interests. Enterprise Products has also granted the underwriters a 30-day option to purchase up to 1,440,000 additional common units to cover over-allotments, if any. Enterprise intends to use the net proceeds of approximately $205 million from the offering to reduce borrowings outstanding under its revolving credit facility and expects to use some of the increased availability under the facility to finance capital expenditures and other growth projects.
Citi, Barclays Capital, Morgan Stanley, UBS Investment Bank and Wachovia Securities are joint book running managers for the offering. An investor may obtain a free copy of the prospectus as supplemented by visiting EDGAR on the SEC website at www.sec.gov. A copy of the preliminary prospectus supplement and related base prospectus may also be obtained from the underwriters as follows: Citi, Brooklyn Army Terminal, Attention: Prospectus Delivery Dept., 140 58th Street, Brooklyn, NY, 11220, or by calling Citi toll-free at (800) 831-9146; Barclays Capital, c/o Broadridge, Integrated Distribution Services, 1155 Long Island Ave., Edgewood, NY, 11717, or by calling Barclays Capital toll-free at (888) 603-5847 or by email at barclaysprospectus@broadridge.com; Morgan Stanley, Attention: Prospectus Dept., 180 Varick Street, 2nd floor, New York, NY, 10014, or by calling toll-free (866) 718-1649 or by email at prospectus@morganstanley.com; UBS Investment Bank, Prospectus Dept., 299 Park Ave., New York, NY, 10171, or by calling toll-free (888) 827-7275; Wachovia Securities, Attention: Equity Syndicate Dept., 375 Park Avenue, New York, NY, 10152, or by calling toll-free (800) 326-5897, or by email at equity.syndicate@wachovia.com.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy the units described herein, nor shall there be any sale of these units in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement.
Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and is a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil and petrochemicals. Enterprise transports natural gas, NGLs, crude oil and petrochemical products through approximately 35,000 miles of onshore and offshore pipelines. Services include natural gas gathering, processing, transportation and storage; NGL fractionation (or separation), transportation, storage and import and export terminaling; crude oil transportation; offshore production platform services; and petrochemical transportation and services. For more information, visit Enterprise on the web at www.epplp.com. Enterprise Products Partners L.P. is managed by its general partner, Enterprise Products GP, LLC, which is wholly-owned by Enterprise GP Holdings L.P. (NYSE:EPE). For more information on Enterprise GP Holdings L.P., visit its website at www.enterprisegp.com.
SOURCE: Enterprise Products Partners L.P.
Enterprise Products Partners L.P., Houston
Investor Relations
Randy Burkhalter, 713-381-6812 or 866-230-0745
or
Media Relations
Rick Rainey, 713-381-3635